Exhibit 10.1

Amendment Number 2
to the
Scholastic Corporation
2007 Outside Directors Stock Incentive Plan

1.    The following amendment is made effective as of December 16, 2015 to the Scholastic Corporation 2007 Outside Directors Stock Incentive Plan ("Plan"):
(a)    Section 2 of the Plan is amended by adding the following new sentence at the end of paragraph 2 thereof :
"In the case of a vacancy on the Board, the replacement Outside Director shall receive the equivalent pro-rata portion of the total dollar value of the equity grant of stock options and Restricted Stock Units awarded to participating Outside Directors on date of the most recent annual meeting. To determine the pro-rata amount, the numerator shall be the number of regular Board meetings scheduled from and including the meeting at which the replacement Outside Director is elected and the date of next subsequent annual meeting and the denominator shall be 5”.

2.    Except as specifically amended by the foregoing, the Plan remains in full force and effect in accordance with the terms thereof prior to such amendment.
3.    The foregoing amendment was duly approved by resolution of the Board of Directors of Scholastic Corporation at its meeting held on December 16, 2015 and shall become effective on that date.